EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2013 Results

MITCHEL FIELD, N.Y., March 13, 2013 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the third quarter of fiscal 2013, which ended January 31, 2013, of $17.1 million, an 11% increase over the $15.4 million recorded in the third quarter of fiscal 2012. Revenues for the first nine months of fiscal 2013 also increased by 11% to $51.4 million compared to $46.4 million in the same period of the prior year.

The Company recorded operating profit of $1.8 million for the quarter ended January 31, 2013, compared to $1.9 million in the third quarter of the prior year. Operating profit for the first nine months of fiscal year 2013 was $4.8 million compared to $5.5 million for the same period of fiscal year 2012. Net income for the third quarter of fiscal 2013 was $1.5 million or $0.18 per diluted share compared to $1.1 million or $0.13 per diluted share for the third quarter of the prior year. For the year to date, net income was $3.7 million or $0.43 per diluted share compared to the prior year's $3.2 million or $0.37 per diluted share.

Commenting on results of the past quarter, Chairman of the Board General Joseph Franklin said: "Based on our results through the third quarter, our present backlog and our expectations for the balance of the year, we continue to anticipate year-over-year growth in revenues, operating profits and EBITDA for full fiscal year 2013. FEI-Elcom's recently announced additional order for ultra fast switching synthesizers will contribute to their profitability in our 4th quarter of this fiscal year. Also, we are making excellent progress in the development of our expanded product line of Ka and Ku band receivers/down converters for space.  We expect to have prototypes available for customer evaluation and qualification this year."

Selected Fiscal 2013 Financial Metrics and Other Items

  For the nine months ended January 31, 2013, satellite payload revenues increased by more than $2 million over the same period of the prior year and accounted for approximately half of consolidated revenues. Satellite payloads account for more than three-fourths of the Company's consolidated backlog of over $60 million.
  Total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, rose in the third quarter and for the nine months accounted for 60% of consolidated revenues. With increasing sales from FEI-Elcom, revenues for U.S. Government/DOD end-use will continue to grow in this current fiscal year.
  For the third quarter, revenues at FEI-Elcom increased by approximately 25% over the preceding quarter of this fiscal year. The additional revenues enabled this recently acquired subsidiary to record a modest operating profit from operations partially offsetting the $900,000 operating loss included in consolidated results reported for the first quarter of fiscal year 2013.
  Spending on internal research and development (IR&D) for the nine months ended January 31, 2013, increased by approximately $800,000 compared to the same period of the prior year. These expenditures include increased efforts on the Company's expanded product line of satellite microwave receivers/converters. IR&D is expected to continue at a rate of less than 10% of revenues for fiscal 2013.
  Reported segment revenues (in thousands):
	3 months ended January 31,		9 months ended January 31,
	2013	2012	2013	2012
FEI-NY	$14,076	$11,075	$38,211	$33,050
Gillam-FEI	1,913	3,370	6,431	7,039
FEI-Zyfer	2,054	2,001	8,742	8,588
less intersegment revenues	(906)	(998)	(1,993)	(2,235)
Consolidated revenues	$17,137	$15,448	$51,391	$46,442

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, March 13, 2013, at 2:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 15, 2013. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 410788.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Months ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
	(unaudited)
	(in thousands except per share data)

Net Revenues	$17,137	$15,448	$51,391	$46,442
Cost of Revenues	10,387	9,233	31,928	27,970
Gross Margin	6,750	6,215	19,463	18,472
Selling and Administrative	3,887	3,390	10,883	10,017
Research and Development	1,113	882	3,731	2,954
Operating Profit	1,750	1,943	4,849	5,501
Interest and Other, Net	70	(369)	280	(537)
Income before Income Taxes	1,820	1,574	5,129	4,964
Income Tax Provision	300	500	1,400	1,770
Net Income	$1,520	$1,074	$3,729	$3,194

Net Income per Share:
Basic	$0.18	$0.13	$0.44	$0.38
Diluted	$0.18	$0.13	$0.43	$0.37
Average Shares Outstanding
Basic	8,424,162	8,323,912	8,401,348	8,319,740
Diluted	8,603,774	8,508,297	8,583,616	8,537,591

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	January 31, 2013	April 30, 2012
	(in thousands)
ASSETS
Cash & Marketable Securities	$21,631	$22,440
Accounts Receivable	8,357	10,866
Costs and Estimated Earnings
in Excess of Billings, net	8,617	7,207
Inventories	37,756	34,299
Other Current Assets	4,357	4,550
Property, Plant & Equipment	8,391	8,374
Other Assets	19,171	18,491
	$108,280	$106,227

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$14,701	$16,109
Long-term Obligations and Other	11,133	10,986
Stockholders' Equity	82,446	79,132
	$108,280	$106,227
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com